Exhibit 99.26(14)(a)

[Letterhead of Jorden Burt LLP]

April 25, 2006

Southern Farm Bureau Life Insurance Company

P. O. Box 78

Jackson, MS 39205

Re:	Southern Farm Bureau Life Variable Life Account
Post-Effective Amendment No. 7 to the Registration
Statement on Form N-6
(File Nos. 333-68114 and 811-10477)

Gentlemen:

We have acted as counsel to Southern Farm Bureau Life Insurance Company, a Mississippi corporation, regarding the federal securities laws applicable to the issuance and sale of the policies described in the above-referenced registration statement. We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the above-referenced registration statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ Jorden Burt LLP

Jorden Burt LLP